Exhibit 99.1

AsiaInfo Reports Third Quarter 2008 Results

•	Third quarter 2008 total revenue increases 38.4% year over year[1] to US$44.8 million

•	Exceeding guidance, third quarter 2008 net revenue (Non-GAAP)[2] increases 44.6% year over year to US$42.7 million

•

Third quarter 2008 income from operations increases 68.9% year over year to US$5.3 million; operating margin of total revenue expands to 11.8%; and operating margin of net revenue (Non-GAAP) expands to 12.4%

BEIJING/SANTA CLARA, Calif. – October 30, 2008 – AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo” or the “Company”) a leading provider of telecom software solutions and IT security products and services in China, today announced financial results for the third quarter ended September 30, 2008.

“I’m pleased to report that continued execution of our growth strategy has resulted in strong net revenue and operating income growth of 45 percent and 69 percent, respectively,” said Steve Zhang, AsiaInfo’s president and chief executive officer. “The restructuring of China’s telecommunications industry, while still in its early stages, has already presented us with some excellent opportunities. We have had a successful win rate in tenders so far, including wins for billing, online charging systems and business intelligence systems across our China Telecom and China Netcom-Unicom accounts. We also continue to see strong revenues from maintenance, upgrades and integration services in our China Mobile account as they prepare for increased competition in the market. Going forward, we see further opportunities for integration services across all our accounts as carriers complete their build-outs of fixed-line, broadband and wireless infrastructure.”

Third Quarter 2008 Financial Results

Total revenue for the third quarter of 2008 was US$44.8 million, an increase of 38.4% year over year and 6.5% sequentially. Exceeding guidance, net revenue (Non-GAAP) for the third quarter of 2008 was US$42.7 million, an increase of 44.6% year over year and 24.2% sequentially. The year-over-year and sequential increases were mainly driven by strong uptake for the Company’s software and service solutions, most notably in the China Telecom account. Total revenue and net revenue (Non-GAAP) were also boosted by a strong performance from the Company’s Lenovo-AsiaInfo business unit, which was primarily the result of improved operations and seasonally strong sales in this division.

In the third quarter, AsiaInfo announced several significant contracts with China’s major telecom carriers including contracts to upgrade wireless local area network and IP billing systems for the Northern Telecom division of China Telecom, to develop billing and customer relationship management systems for China Telecom’s subsidiaries in Heilongjiang and Henan provinces, to develop an online charging system for China Telecom in Heilongjiang province and to develop business intelligence systems for China Telecom in Beijing municipality, and Henan and Heilongjiang provinces.

In the third quarter of 2008, gross margin was 51.8%, compared to 49.9% in the year-ago period and 45.3% in the previous quarter. The increase in gross margin was primarily due to a decrease in third party hardware sales and an increased contribution to revenue from high-margin software solutions. Gross profit as a percentage of net revenue (Non-GAAP) was 54.2% in the third quarter of 2008 compared to 54.6% in the year-ago period and 55.4% in the previous quarter. The Company noted that gross margin of net revenue (non-GAAP) has remained relatively stable for the last several quarters.

[1]	Compared to the same time period in the previous year.
[2]

Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of third-party hardware costs. A reconciliation of net revenue (Non-GAAP) to GAAP revenue is provided at the end of this press release.

[3]	Operating margin of total revenue is operating income divided by total revenue.
[4]	Operating margin of net revenue (Non-GAAP) is operating margin divided by net revenue (Non-GAAP).

In the third quarter of 2008, the AsiaInfo Technologies business unit contributed 81.0% to total revenue and 81.9% to net revenue (Non-GAAP). Total revenue for the AsiaInfo Technologies business unit increased 32.8% year over year and decreased 1.3% sequentially to US$36.3 million. Net revenue (Non-GAAP) for the AsiaInfo Technologies business unit increased 42.4% year over year and 15.6% sequentially to US$35.0 million. The increases in net revenue (Non-GAAP) reflect strong uptake for the Company’s software and service solutions, most notably in the China Telecom account.

In the third quarter of 2008, the Lenovo-AsiaInfo business unit contributed 19.0% to total revenue and 18.1% to net revenue (Non-GAAP). Total revenue for the Lenovo-AsiaInfo business unit increased 68.8% year over year and 60.3% sequentially to US$8.5 million. Net revenue (Non-GAAP) for the Lenovo-AsiaInfo business unit increased 55.2% year over year and 86.6% sequentially to US$7.8 million. The year-over-year increases reflect a concerted effort to improve operations in this division. Sequentially, the notable increases are mainly due to seasonality, as sales in the Lenovo-AsiaInfo business unit are typically stronger during the second half of the year. Please refer to the end of this press release for condensed segmented financial results for AsiaInfo’s two business units.

Income from operations for the third quarter of 2008 was US$5.3 million, an increase of 68.9% year over year and 48.6% sequentially, primarily as a result of improving economies of scale and the Company’s efforts to improve operational efficiency. Total operating expenses increased 37.5% year over year and 15.5% sequentially to US$17.9 million, including non-cash stock based compensation of US$1.1 million, which was allocated to each expense line. Sales and marketing expenses increased 38.2% year over year and 16.4% sequentially to US$9.6 million, mainly due to higher sales commission expenses accrued upon successfully breaking into new accounts. General and administrative expenses increased 29.5% year over year and decreased 7.3% sequentially to US$2.1 million. The year over year increase was mainly due to the aforementioned allocated non-cash stock based compensation in this quarter and government incentive funds the Company received in the third quarter of 2007. The sequential decrease was mainly the result of lower bad debt provisions as a result of improving accounts receivable collection. Research and development expenses increased 39.4% year over year and 24.3% sequentially to US$6.3 million, mainly reflecting an increase in headcount in line with the Company’s strategy of continuing to invest in research and development capabilities to take advantage of future market opportunities.

Operating margin of total revenue was 11.8% for the third quarter of 2008, compared to 9.7% in the year-ago period and 8.5% in the previous quarter. Operating margin of net revenue (Non-GAAP) was 12.4% for the third quarter of 2008, compared to 10.6% in the year-ago period and 10.3% in the previous quarter. The year-over-year and sequential increases were mainly the result of the Company’s efforts to improve operational efficiency as well as seasonally strong sales from the Lenovo-AsiaInfo business unit in the second half of the year.

Other income for the third quarter of 2008 was US$2.3 million, a decrease of 49.6% year over year and 29.6% sequentially. The year-over-year and sequential decreases were mainly due to decreased dividend income and gain on investments, which are based on the market performance. As of September 2008, AsiaInfo’s total short-term investments amounted to US$34.8 million, which are recorded at market value. Changes in market value are reflected in other comprehensive income. As of September 30, 2008, AsiaInfo had unrecognized gains and unrecognized losses of US$0.6 million and US$4.0 million, respectively. Due to its strong cash position, AsiaInfo has no plans to liquidate its short-term investments in the near term. Given the various fiscal and monetary initiatives that have been enacted or indicated by governments worldwide, AsiaInfo does not consider the decline in fair value to be other than temporary at this time. The Company will continue to evaluate the condition of its short-term investments going forward.

In the third quarter of 2008, AsiaInfo recorded net income of US$6.1 million or US$0.13 per basic share, compared to US$6.3 million or US$0.14 per basic share in the year-ago period, which included a higher-than-normal dividend income of US$3.3 million or US$0.08 per basic share, and US$5.2 million or US$0.12 per basic share in the previous quarter.

Net income excluding share-based compensation expense, amortization, after-tax dividend income and gain on discontinued operations (net income (Non-GAAP))5 was US$7.6 million in the third quarter of 2008 or US$0.16 per basic share. Net income (Non-GAAP) in the year-ago period was US$4.8 million or US$0.11 per basic share. Net income (Non-GAAP) in the previous quarter was US$6.2 million or US$0.14 per basic share. Net income (Non-GAAP) increased 58.0% year over year and 22.2% sequentially.

As of September 30, 2008, AsiaInfo had cash and cash equivalents and restricted cash totaling US$175.8 million and short-term investments totaling US$34.8 million. Operating cash flow in the third quarter of 2008 was a net inflow of approximately US$0.72 million.

Fourth Quarter 2008 Guidance

AsiaInfo expects fourth quarter 2008 net income from continuing operations per basic share to be in the range of US$0.14 to US$0.16. AsiaInfo expects net revenue (Non-GAAP) to be in the range of US$47 million to US$48 million, an increase of 34% to 37% year over year. Due to the current global market conditions, fourth quarter 2008 guidance includes assumptions of lower investment income. The Company also noted that its effective tax rate in the fourth quarter of 2007 was -1.4% due to a tax refund recognized in that period. The Company noted that it has not yet received approval for our “New Technology Enterprise” and “Advanced Technology Enterprise” status, but that it expects to receive these statuses and to recognize a tax benefit at that time.

[5]

Net income (Non-GAAP) and net income (Non-GAAP) per share measures exclude share-based compensation expenses, amortization expenses of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. A reconciliation of these non-GAAP measures to the most comparable GAAP measures is provided at the end of the press release.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ( UNAUDITED )

(Amounts in thousands of US$, except shares and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Software products and solutions	$37,479	$25,173	$94,631	$67,179
Service	4,754	4,247	12,304	11,827
Third party hardware	2,562	2,945	14,924	12,984

Total revenues	44,795	32,365	121,859	91,990

Cost of revenues:
Software products and solutions	17,890	11,510	42,706	30,599
Service	1,667	1,912	5,085	5,588
Third party hardware	2,052	2,798	13,992	12,335

Total cost of revenues	21,609	16,220	61,783	48,522

Gross profit	23,186	16,145	60,076	43,468

Operating expenses:
Sales and marketing	9,556	6,916	25,663	19,639
General and administrative	2,084	1,609	6,941	6,027
Research and development	6,253	4,486	15,940	12,733

Total operating expenses	17,893	13,011	48,544	38,399

Gain on settlement of escrow	—	—	—	2,734

Income from operations	5,293	3,134	11,532	7,803

Other income (expenses):
Interest income	1,151	1,091	3,433	3,369
Dividend income	230	3,348	533	3,876
Gain on investments	954	123	4,487	704
Other (expenses) net	(43)	(12)	(573)	(32)

Total other income, net	2,292	4,550	7,880	7,917
Income before provision for income taxes and discontinued operations	7,585	7,684	19,412	15,720
Minority interests	(4)	—	(4)	—
Provision for income taxes	1,490	1,412	3,817	1,999

Income from continuing operations	6,099	6,272	15,599	13,721

Income from discontinued operations	—	—	980	1,445

Net income	$6,099	$6,272	$16,579	$15,166

Income from continuing operations per share:
Basic	$0.13	$0.14	$0.35	$0.32
Diluted	$0.13	$0.14	$0.33	$0.31

Income from discontinued operations per share:
Basic	—	—	$0.02	$0.03
Diluted	—	—	$0.02	$0.03

Net income per share
Basic	$0.13	$0.14	$0.37	$0.35
Diluted	$0.13	$0.14	$0.35	$0.34

Weighted average shares used in computation:
Basic	45,731,067	43,735,575	45,208,453	43,374,659
Diluted	47,850,187	45,272,832	47,095,515	45,006,094

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	As at
	September 30, 2008	December 31, 2007(1)
ASSETS:
Current Assets:
Cash and cash equivalents	$162,293	$148,834
Restricted cash	13,505	16,026
Short term investments	34,817	49,735
Accounts receivable, net (net of allowances of $2,590 and $2,427 as of September 30, 2008 and December 31, 2007, respectively)	57,708	45,233
Inventories	11,220	8,023
Other receivable	3,386	3,426
Deferred income taxes-current	3,227	1,693
Prepaid expenses and other current assets	7,797	6,526

Total current assets	$293,953	$279,496

Long term investment	6,743	1,911
Property and equipment, net	2,730	2,344
Other acquired intangible assets, net	3,374	3,979
Deferred income tax assets- non-current	1,032	1,032
Goodwill	20,743	19,707

Total Assets	$328,575	$308,469

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$18,799	$23,095
Accrued expenses	13,682	12,671
Deferred revenue	37,871	29,093
Accrued employee benefits	22,457	20,724
Other payables	4,291	5,651
Income taxes payable	449	2,310
Other taxes payable	5,694	4,218
Deferred income tax liability-current	—	1,977

Total current liabilities	$103,243	$99,739

Unrecognized tax benefits – non-current	1,390	943

Total liabilities	$104,633	$100,682

Minority interests	69	—

Stockholders’ equity:
Common stock	$462	$450
Additional paid-in capital	214,292	207,865
Treasury stock, at cost	(4,561)	(1,953)
Statutory reserve	14,820	14,820
Accumulated deficit	(15,386)	(31,965)
Accumulated other comprehensive income	14,246	18,570

Total stockholders’ equity	$223,873	$207,787

Total Liabilities and Stockholders’ Equity	$328,575	$308,469

(1)	December 31, 2007 balances were extracted from audited financial statements.

ASIAINFO HOLDINGS, INC.

CONDENSED INFORMATION FOR REPORTABLE SEGMENTS (UNAUDITED)

	(Amounts in thousands of US$)
	Three Months Ended
	September 30, 2008			September 30, 2007			June 30 2008
	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total	AsiaInfo Technologies	Lenovo –AsiaInfo	Total
Revenues:
Software products and solutions	$30,297	$7,182	$37,479	$20,282	$4,891	$25,173	$25,875	$4,138	$30,013
Service	4,624	130	4,754	4,144	103	4,247	4,042	167	4,209
Third party hardware	1,367	1,195	2,562	2,900	45	2,945	6,834	1,002	7,836

Total revenues	36,288	8,507	44,795	27,326	5,039	32,365	36,751	5,307	42,058

Cost of revenues:
Software products and solutions	15,223	2,667	17,890	9,752	1,758	11,510	12,230	1,430	13,660
Service	1,629	38	1,667	1,706	206	1,912	1,636	68	1,704
Third party hardware	1,298	754	2,052	2,755	43	2,798	6,492	1,152	7,644

Total cost of revenues	18,150	3,459	21,609	14,213	2,007	16,220	20,358	2,650	23,008

Gross profit	18,138	5,048	23,186	13,113	3,032	16,145	16,393	2,657	19,050

Business unit expenses:
Sales and marketing	6,224	3,332	9,556	4,592	2,324	6,916	5,956	2,256	8,212
General and administrative	(265)	119	(146)	388	(10)	378	101	34	135
Research and development	5,351	902	6,253	3,988	498	4,486	4,465	564	5,029

Total business unit expenses	11,310	4,353	15,663	8,968	2,812	11,780	10,522	2,854	13,376

Contribution profit (loss)	$6,828	$695	$7,523	$4,145	$220	$4,365	$5,871	$(197)	$5,674

Corporate general and administration			2,230			1,231			2,113

Operating profit			$5,293			$3,134			$3,561

Third Quarter 2008 Conference Call Details

AsiaInfo management will hold a conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on October 30, 2008 (8:00 a.m. Beijing/Hong Kong Time on October 31, 2008). On the call, management will discuss results and highlights from the quarter and answer questions.

The dial-in numbers for the conference call are as follows:

US Toll Free: +1-866-549-1292

China Toll Free: 8007-011-223

Hong Kong and International: +852-3005-2050

The passcode for the call is 408313.

A replay will be available until 8:00 p.m. Pacific Time on November 30, 2008 by dialing one of the following numbers:

U.S Toll Free: +1-866-753-0743

China Toll Free: 8008-697-680

Hong Kong and International: +852-3005-2020

The passcode for the replay is 134936.

Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains presentations of the following “Non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The Non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurement required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the Non-GAAP financial measures to the nearest comparable GAAP measures.

(1) Net revenue (Non-GAAP)

AsiaInfo’s net revenue (Non-GAAP) represents total revenue net of hardware costs that are passed through to our customers. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenues (Non-GAAP) to GAAP total revenues

	2008 Q3			2007 Q3			2008 Q2
	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total	AsiaInfo Technologies	Lenovo AsiaInfo	Total
	(in thousands of US dollars)
Net Revenue (Non-GAAP)	34,990	7,753	42,743	24,571	4,996	29,567	30,259	4,155	34,414
Third Party Hardware Costs	1,298	754	2,052	2,755	43	2,798	6,492	1,152	7,644

Total Revenues	36,288	8,507	44,795	27,326	5,039	32,365	36,751	5,307	42,058

(2) Net income (Non-GAAP)

Net income (Non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income (Non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes net income (Non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financials, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income (Non-GAAP) to GAAP net income

	Three Months Ended Sept. 30		2008 Q2	Nine Months Ended Sept. 30
	2008	2007		2008	2007
	(in US dollar thousands)
GAAP net income	6,099	6,272	5,221	16,579	15,166
Adjustments:
- Share based compensation	1,303	741	649	2,643	2,592
- Amortization of acquired intangible assets	385	296	400	1,231	1,371
- Gain on discontinued operations	—	—	—	(980)	(1,445)
- Gain on settlement of escrow	—	—	—	—	(2,734)
- Dividend income, net of tax	(230)	(2,526)	(84)	(533)	(3,054)

Non-GAAP net income	7,557	4,783	6,186	18,940	11,896

(3) Net Income (Non-GAAP) Per Basic Share

Net income (Non-GAAP) per share is calculated based on net income (Non-GAAP). Like net income (Non-GAAP), net income (Non-GAAP) per share excludes share-based compensation expenses, amortization of acquired intangible assets, after-tax dividend income, gain on discontinued operations, and gain on settlement of escrow. Shares outstanding used in the computation of net income per share were the same as those used in the computation of net income (Non-GAAP) per share. Management believes that net income (Non-GAAP) per share, when used in conjunction with the Company’s GAAP net income per share, provides useful information to investors for the same reasons discussed above regarding net income (Non-GAAP). In addition, net income (Non-GAAP) per share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income (Non-GAAP) per share to GAAP net income per share

	Three Months Ended Sept. 30		2008 Q2	Nine Months Ended Sept. 30
	2008	2007		2008	2007
	(in US dollar thousands)
GAAP net income Per Basic Share	0.13	0.14	0.12	0.37	0.35
Adjustments:
- Share based compensation	0.03	0.02	0.01	0.06	0.06
- Amortization of acquired intangible assets	0.01	0.01	0.01	0.03	0.03
- Gain on discontinued operations	—	—	—	(0.02)	(0.03)
- Gain on settlement of escrow	—	—	—	—	(0.06)
- Dividend income, net of tax	(0.01)	(0.06)	—	(0.01)	(0.07)

Non-GAAP net income Per Basic Share	0.16	0.11	0.14	0.43	0.28

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of October 30, 2008. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; and political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang

AsiaInfo Holdings, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo.com

Andrew Keller

Ogilvy Financial, Beijing

Tel: +86-10-8520-3112

Email: andrew.keller@ogilvy.com

In the United States:

Mr. Thomas Smith

Ogilvy Financial, New York

Tel: +1-212-880-5269

Email: thomas.smith@ogilvypr.com